                                                                    EXHIBIT 99.2

[GENCORP LOGO]


NEWS RELEASE
------------


INVESTOR CONTACT:    YASMIN SEYAL
                     SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                     916-351-8585

PRESS CONTACT:       LINDA BEECH CUTLER
                     VICE PRESIDENT, CORPORATE COMMUNICATIONS
                     916-351-8650

FOR IMMEDIATE RELEASE

                    GENCORP REPORTS 1ST QUARTER 2003 RESULTS

SACRAMENTO, CA - March 26, 2003 - GenCorp Inc. (NYSE: GY) today reported net income for the first quarter of 2003 of $3 million ($0.07 per diluted share) unchanged from the first quarter of 2002. Sales for the quarter increased to $271 million from $249 million in the prior year reflecting increases at both its Aerospace and Defense and Fine Chemicals businesses. Net income did not increase commensurate with sales year-over-year due primarily to a $10 million reduction of pre-tax income from employee retirement benefit plans.

"We are pleased with our first quarter operating performance," said Terry L. Hall, president and CEO. "Particularly notable was the performance of our Fine Chemicals business which produced an improvement in operating earnings of $5 million when compared to the first quarter of 2002. We are experiencing stronger than expected sales growth in this business."






















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"In addition, we continue to make good progress in our strategy to monetize real estate assets and will be announcing today that we have entered into a Memorandum of Understanding to form a joint venture for the development of office space in Sacramento County."

OPERATIONS REVIEW

GDX Automotive

GDX Automotive sales for the first quarter of 2003 were $191 million compared to $190 million in the first quarter of 2002. Sales increases from favorable exchange rates of $16 million in the first quarter of 2003 were offset by lower volumes and pricing concessions to major customers.

Operating profit was $5 million for the first quarter of 2003 compared to $6 million for the first quarter of 2002. Operating profit improvements from favorable exchange rates and cost reductions of $6 million from operating efficiencies in the first quarter of 2003 were offset by reduced income from employee retirement benefit plans of $2 million, pricing concessions and lower sales volumes.

During the first quarter of 2003, GDX Automotive was awarded a five-year contract from the Volkswagen Automotive Group expected to total $180 million.

Aerospace and Defense

Aerospace and Defense sales for the first quarter of 2003 were $63 million, including $12 million from General Dynamics Space Propulsion and Fire Suppression business (GDSS), compared to $54 million reported in the first quarter of 2002. Contributing to the increase in sales were increased volumes on programs for the national missile defense system and the Boeing Phantom HyFly program. These sales increases were offset by lower sales on various other programs.

Operating profit of $9 million for the first quarter of 2003 was $7 million lower than the first quarter of 2002, attributable primarily to a $5 million reduction in income from employee retirement benefit plans.

During the first quarter of 2003, Aerospace and Defense successfully completed the final test firing of the Atlas V solid rocket motor and the successful testing of the Boeing Phantom HyFly dual combustion ramjet test flight engines for the Defense Advanced Research Projects Agency and the Office of Naval Research.

Contract backlog was $751 million at the end of the first quarter of 2003 compared to $773 million as of November 30, 2002. Funded backlog, which includes only those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was $363 million at the end of the first quarter of 2003 compared to $416 million as of November 30, 2002. Funding for the Titan program was restructured in the first quarter of 2003, reducing funded backlog by $58 million. Aerojet expects this funding to be incrementally restored in future years.

Fine Chemicals

Fine Chemicals sales in the first quarter of 2003 totaled $17 million compared to $5 million in the first quarter of 2002. The improvement reflects strong demand for products launched in 2001 and 2002.

Fine Chemicals reported an operating profit of $2 million for the first quarter of 2003 compared to a loss of $3 million for the first quarter of 2002. The significant improvement in Fine Chemicals' operating profit reflects higher sales volumes and reduced labor costs resulting from restructuring initiatives.

Corporate

Interest expense increased to $5 million in the first quarter of 2003 from $3 million in the first quarter of 2002 due primarily to debt resulting from the acquisition of GDSS.

Corporate and other expenses decreased in the first quarter of 2003 to $6 million compared to $9 million in the first quarter of 2002. Corporate and other expenses in 2003 include $3 million in foreign currency exchange rate gains, increases in professional service fees and compensation costs, and a reduction of $3 million in income from employee retirement benefit plans. Corporate and other expenses in the first quarter of 2002 included $6 million in costs for the accounting review related to the restatement of 1999 and 2000 financial results.

On November 21, 2002, the Ohio court issued a memorandum opinion and judgment order entering a partial final judgment in favor of Olin in the case of GenCorp Inc. v. Olin Corporation. The Company has announced its decision to appeal a partial judgment issued by the United States Sixth Circuit Court of Appeals. In order to proceed with its appeal, the Company posted a bond covering the judgment and related interest in the amount of $30 million. Based on the merits of its case, the Company believes it will prevail on appeal. Posting the bond has reduced borrowings available under the Company's credit facilities, however the Company currently believes that its existing cash and cash equivalents, forecasted operating cash flows and borrowings available under its credit facilities will provide sufficient funds to meet its requirements for the next twelve months.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any mergers, acquisitions, asset sales or other strategic transactions.

The Company has previously stated that it expects earnings per share for 2003 to be in the range of $0.41 to $0.46 per share. The Company expects diluted earnings per share for the second quarter of 2003 to be in the range of $0.15 to $0.17 per share.

ADDITIONAL INFORMATION

The Company also announced today that it had signed a Memorandum of Understanding under which GenCorp intends to enter into a joint venture with Panattoni Development Corporation, a real estate development and management firm. The joint venture intends to develop a commercial office complex on land at the Aerojet Sacramento facility.

FORWARD LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements may present (without limitation) management's expectations, beliefs, plans and objectives, future financial performance and assumptions or judgments concerning such matters. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements.

Some important risk factors that could cause the Company's actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following:

- Legal and regulatory developments that may have an adverse impact on the Company or its segments. For example:
     - The Company's operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division) is upheld on appeal and the offsets to which the Company believes it is entitled are not realized.
     - Restrictions on real estate development that could delay the Company's proposed real estate development activities.
     - A change in toxic tort or asbestos litigation trends that is adverse to the Company.
     -    Changes in international tax laws or currency controls.

- Changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest.

- Changes in U.S., global or regional economic conditions, which may affect, among other things, 1) consumer spending on new vehicles which could reduce demand for products from the GDX Automotive segment, 2) customer funding for the purchase of Aerospace and Defense products which may impact the segment's business base and, as a result, impact its ability to recover environmental costs, 3) health care spending and demand for the pharmaceutical ingredients produced by Fine Chemicals, 4) the Company's ability to successfully complete its real estate activities, and
     5) the funded status and costs related to employee retirement benefit plans.

- Changes in U.S. and global financial and equity markets, including market disruptions and significant interest rate fluctuations, which may impede the Company's access to, or increase the cost of, external financing for its operations and investments.

- Increased competitive pressures, both domestically and internationally which may, among other things, affect the performance of the Company's businesses. For example:




     - The automotive industry is increasingly outsourcing the production of key vehicle sub-assemblies. Accordingly, industry suppliers, such as the Company's GDX Automotive segment, will need to demonstrate the ability to be a reliable supplier of integrated components to maintain and expand their market share.

     - Consolidation in the aerospace and defense industry has been underway for several years. The resulting reduction in the number of prime contractors, increased scale of certain competitors and the reduction in alternative suppliers could negatively affect the Aerospace and Defense segment's ability to expand.

- Labor disputes, which may lead to increased costs or disruption of operations in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments.

- Changes in product mix, which may affect automotive vehicle preferences and demand for the Company's GDX Automotive segment's products.

- Technological developments or patent infringement claims which may impact the use of critical technologies in the Company's GDX Automotive, Aerospace and Defense and Fine Chemicals segments leading to reduced sales and/or increased costs.

- An unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company.

These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2002 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.

                               (Tables to Follow)















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BUSINESS SEGMENT INFORMATION
GenCorp Inc.


                                                  Three Months Ended
----------------------------------------------------------------------------
                                            FEBRUARY 28,     February 28,
(Dollars in millions,                           2003             2002
    except per-share data)                           (UNAUDITED)
----------------------------------------------------------------------------
NET SALES
GDX Automotive                                 $   191           $   190
Aerospace and Defense                               63                54
Fine Chemicals                                      17                 5
----------------------------------------------------------------------------
                                               $   271           $   249
----------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
GDX Automotive                                 $     5           $     6
Aerospace and Defense                                9                16
Fine Chemicals                                       2                (3)
----------------------------------------------------------------------------
SEGMENT OPERATING PROFIT                            16                19
Interest expense                                    (5)               (3)
Corporate and other expenses                        (6)               (9)
Unusual items                                        -                (2)
----------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                           5                 5
Provision for income taxes                           2                 2
----------------------------------------------------------------------------
NET INCOME                                     $     3           $     3
============================================================================

----------------------------------------------------------------------------
BASIC EARNINGS PER COMMON SHARE:               $  0.07           $  0.07
============================================================================

----------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE:             $  0.07           $  0.07
============================================================================

SHARES USED FOR CALCULATION OF EARNINGS
    PER COMMON SHARE (IN THOUSANDS):
Basic                                           42,968            42,652
Diluted                                         42,998            43,044

----------------------------------------------------------------------------
Capital expenditures                           $     9           $     6
Depreciation and amortization                  $    18           $    16
----------------------------------------------------------------------------






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CONDENSED CONSOLIDATED BALANCE SHEET
GenCorp Inc.


-----------------------------------------------------------------------------------------------------
                                                                     FEBRUARY 28,     November 30,
(Dollars in millions)                                                    2003             2002
-----------------------------------------------------------------------------------------------------
                                                                     (UNAUDITED)
ASSETS
Cash and cash equivalents                                              $    45          $      48
Accounts receivable                                                        140                139
Inventories, net                                                           178                167
Recoverable from the U.S. government and other third
     parties for environmental remediation costs                            24                 24
Current deferred income taxes                                                4                 -
Prepaid expenses and other                                                  12                  5
-----------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                       403                383
Recoverable from the U.S. government and other third parties for
     environmental remediation costs                                       205                208
Deferred income taxes                                                        -                  9
Prepaid pension asset                                                      341                337
Goodwill                                                                   132                126
Property, plant and equipment, net                                         482                481
Other noncurrent assets, net                                                94                 92
-----------------------------------------------------------------------------------------------------
                                                                       $ 1,657          $   1,636
=====================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings and current portion of long-term                 $    21          $      22
     debt
Accounts payable                                                            87                 89
Reserves for environmental remediation                                      39                 39
Income taxes payable                                                        17                 22
Current deferred income taxes                                                -                  1
Other current liabilities                                                  201                200
-----------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                  365                373
Convertible subordinated notes                                             150                150
Other long-term debt, net of current portion                               226                215
Reserves for environmental remediation                                     297                301
Postretirement benefits other than pensions                                172                176
Deferred income taxes                                                        1                 -
Other noncurrent liabilities                                                67                 61
Total shareholders' equity                                                 379                360
-----------------------------------------------------------------------------------------------------
                                                                       $ 1,657          $   1,636
=====================================================================================================



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